Exhibit 10.1

SHAREHOLDERS AGREEMENT

This Shareholders Agreement, dated December 18, 2018 (this “Agreement”), is by and between Darwin Deason (“Deason”) and Conduent Incorporated (the “Company”).

WHEREAS in accordance with the Corporate Governance Guidelines of the Company, due to a substantial change in his position of principal employment, Director Paul Galant tendered his resignation as a Director for consideration by the board of directors of the Company (the “Board”) and the Corporate Governance Committee of the Board; and

WHEREAS in accordance with the Corporate Governance Guidelines of the Company, the Board has decided to accept Mr. Galant’s resignation as a Director effective as of December 18, 2018 and to appoint Scott Letier (the “Deason Designee”) to the Board, with such appointment to be effective immediately following the effectiveness of the resignation of Mr. Galant on such date, subject to the execution of this Agreement by the parties hereto.

In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Company Board.

(a)
The Company will appoint the Deason Designee to the current Board on December 18, 2018, with such appointment to be effective immediately following the effectiveness of the resignation of Mr. Galant on such date and the execution of this Agreement by the parties hereto.

(b)
The Company will include the Deason Designee as part of the Company’s slate of nominees for election to the Board at the 2019 annual meeting of the shareholders of the Company (the “2019 Annual Meeting”). The Company shall use its reasonable best efforts to cause the election of the Deason Designee to the Board at the 2019 Annual Meeting (including listing the Deason Designee in the proxy statement and proxy card prepared, filed and delivered in connection with the 2019 Annual Meeting and recommending that the Company’s shareholders vote in favor of the election of the Deason Designee (along with all other Company nominees) and otherwise supporting him for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate). Deason agrees to provide, or cause to be provided, to the Company such information as is required to be disclosed in proxy statements under applicable law or is otherwise necessary for inclusion of the Deason Designee on a slate of directors.

(c)
Should the Deason Designee resign from the Board or be rendered unable to, or refuse to be appointed to, or for any other reason fail to serve on or is not serving on, the Board (other than due to the termination of the obligations to nominate and/or appoint under this Agreement in accordance with Section 1(e) or 1(f) below), Deason shall be entitled to designate, and the Company shall cause to be appointed as a member of the Board, a replacement (a “Replacement Designee”) that is approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed (an “Acceptable Replacement Designee”) (and if such proposed Replacement Designee is not an Acceptable Replacement Designee, Deason shall be entitled to continue designating a Replacement Designee until such proposed Replacement Designee is an Acceptable Replacement Designee). Any such Replacement Designee who becomes a Board member in replacement of the Deason Designee shall be deemed to be the Deason Designee for all purposes under this Agreement.

(d)
So long as the Deason Designee is a member of the Board: (1) the Board will not form an executive committee of the Board or any other committee of the Board with functions similar to those customarily granted to an executive committee unless, in each case, the Deason Designee is a member; (2) all Board consideration of, and voting with respect to, any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution, in each case involving the Company or any of its Subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its Subsidiaries, will take place only at the full Board level or in committees of which the Deason Designee is a member; and (3) the Company confirms that its existing policies and practices applicable to directors of the Board, including the policy permitting any director of the Board to attend meetings of the standing committees of the Board, shall be equally applicable to the Deason Designee.

(e)
From and after the date of the 2019 Annual Meeting, for any annual meeting of the shareholders of the Company, so long as the Deason Designee is on the Board, the Company shall notify Deason in writing no less than 45 calendar days before the advance notice deadline set forth in the Company by-laws if the Deason Designee is to be nominated by the Company for election as a director at such meeting. If Deason is notified by the Company that the Deason Designee is to be nominated, the Company shall use its reasonable best efforts to cause the election of the Deason Designee to the Board at such meeting (including listing the Deason Designee in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommending that the Company’s shareholders vote in favor of the election of the Deason Designee (along with all other Company nominees) and otherwise supporting him or her for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate). Deason agrees to provide, or cause to be provided, to the Company such information as is required to be disclosed in proxy statements under applicable law or is otherwise necessary for appointment of the Deason Designee to the Board or inclusion of the Deason Designee on a slate of directors, as applicable.

(f)
Notwithstanding anything to the contrary in this Agreement, if at any time after the date of this Agreement, Deason (together with his controlled Affiliates) ceases to have Beneficial Ownership of at least 4.9% of the outstanding Voting Securities (as defined below) of the Company, then (x) Deason shall cause the Deason Designee to promptly tender his or her resignation from the Board and any committee of the Board on which he or she may be a member and (y) the Company shall have no further obligations under this Agreement.

(g)
In furtherance of the foregoing, the Deason Designee shall, prior to his or her nomination and/or appointment to the Board, and Deason shall cause the Deason Designee to, execute an irrevocable resignation in the form attached hereto as Exhibit A.

2.
Standstill. Deason shall not, directly or indirectly, from the date of this Agreement to the later of (a) the date that no Deason Designee serves on the Board and (b) the date immediately following the 2019 Annual Meeting (such period, the “Standstill Period”), with respect to the Company and its controlled Affiliates which are not publicly traded entities, so long as the Company has not materially breached this Agreement and failed to cure such breach within five business days of written notice from Deason specifying any such breach:

(a)
solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities of the Company, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote or withhold from voting any Voting Securities of the Company (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(b)
encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(c)
form or join in a partnership, limited partnership, syndicate or a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities of the Company, or otherwise support or participate in any effort by a third party with respect to the matters set forth in this Section 2;

(d)
present (or request to present) at any annual meeting or any special meeting of the Company’s shareholders, any proposal for consideration for action by shareholders or propose (or request to propose) any nominee for election to the Board or seek representation on the Board (in each case except pursuant to Section 1(c)) or the removal of any member of the Board;

(e)
grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case, except as provided in Section 3 below;

(f)
call or seek to call any special meeting of the Company or make any request under Section 624 of the Business Corporation Law of the State of New York or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries;

(g)
institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

(h)
seek, propose, participate in, facilitate or assist any third party to seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization, extraordinary dividend, significant share repurchase or similar transaction involving the Company or any of its non-publicly traded controlled Affiliates (collectively, a “Company Extraordinary Transaction”); provided that Deason shall be permitted to sell or tender his Voting Securities of the Company, and otherwise receive consideration, pursuant to any Company Extraordinary Transaction and provided, further that (without limiting the following clause (i)) the Company may waive the restrictions in this clause (h) with the approval of the Board and provided, further, that from the commencement by a third party (not a party to this Agreement or an Affiliate of a party) of any bona fide tender or exchange offer that is not recommended by the Board in its Recommendation Statement on Schedule 14D-9 which, if consummated, would constitute a Company Extraordinary Transaction, then Deason shall similarly be permitted to commence a tender or exchange offer for all of the Voting Securities of the Company at the same or higher consideration per share;

(i)	request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by Deason or the Company.

Notwithstanding the foregoing, nothing in this Section 2 shall prevent the Deason Designee acting in his or her capacity as a director of the Company from raising any such matters at the Board.

From the date of this Agreement until the end of the Standstill Period, (1) Deason shall not directly or indirectly make, or cause to be made, by press release or similar public statement to the press or media (including social media), or in an SEC or other public filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism of the Company but not of its individual directors or officers (provided that Deason shall provide advance notice of, and a copy of, any written statement before it is made)) the Company or any of its officers or directors with respect to matters relating to their service at the Company (including any former officers or directors); and (2) neither the Company nor any of its officers or directors shall directly or indirectly make, or cause to be made, by press release or similar public statement to the press or media (including social media), or in an SEC or other public filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism (provided that the Company shall provide advance notice of, and a copy of, any written statement before it is made)) Deason with respect to matters relating to the Company. For the avoidance of doubt, the foregoing restrictions shall not be deemed to apply to advisors of Deason or the Company who are not acting at the behest of such party.

From the date of this Agreement until the end of the Standstill Period, (1) Deason shall not permit any Deason Affiliate to do any of the items in this Section 2 that Deason is restricted from doing and shall not publicly encourage or support any other person to take any of the actions described in this Section 2 that Deason is restricted from doing and (2) the Company shall not permit any of its controlled Affiliates to do any of the items in this Section 2 that the Company is restricted from doing and shall not publicly encourage or support any other person to take any of the actions described in this Section 2 that the Company is restricted from doing.

3.
Voting Commitment. During the Standstill Period, unless the Company has materially breached this Agreement and failed to cure within five business days following receipt of written notice from Deason specifying such breach, Deason shall (A) cause, in the case of all Voting Securities of the Company owned of record, and (B) instruct the record owner, in the case of all shares of Voting Securities of the Company Beneficially Owned but not owned of record, directly or indirectly, by it, or by any controlled Affiliates of Deason (such controlled Affiliates, collectively and individually, the “Deason Affiliates”), as of the record date for all future meetings of shareholders of the Company (whether annual or special and whether by vote or written consent) at which directors are elected and the Deason Designee is on the Company’s slate of nominees, in each case that are entitled to vote at all such future meetings of shareholders of the Company or at any adjournments or postponements thereof, to be present for quorum purposes and to be voted (x) for all directors nominated by the Board for election at all such meetings of shareholders of the Company and (y) against any directors proposed that are not nominated by the Board for election at all such meetings of shareholders of the Company. Except as provided in the foregoing sentence, Deason shall not be restricted from voting “For”, “Against” or “Abstaining” from any other proposals at such future meetings of shareholders of the Company. For the avoidance of doubt, in no event shall Deason be required to convert any shares of Series A Convertible Perpetual Preferred Stock, par value $0.01, of the Company that are Beneficially Owned by him in order to comply with this Section 3.

4.
Public Announcement. The Company shall announce this Agreement and the material terms hereof by means of a Current Report on Form 8-K (the “Form 8-K”). The Company shall provide Deason a reasonable opportunity to review and comment on the Form 8-K and the Company shall in good faith consider any such comments. Neither the Company nor Deason shall make any public announcement or statement that contradicts or disagrees with the statements made in the Form 8-K, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

5.	Representations and Warranties of All Parties; Representations and Warranties of Deason.

(a)
Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party; and (d) there is currently no pending or outstanding litigation between Deason and the Company or Affiliates thereof.

(b)
Deason represents and warrants that, as of the date of this Agreement, (i) Deason Beneficially Owns, an aggregate of 6,927,051 shares of Common Stock, par value $0.01, of the Company and an aggregate of 120,000 shares of Series A Convertible Perpetual Preferred Stock, par value $0.01, of the Company; and (ii) except for such ownership, Deason does not, individually or in the aggregate with all Deason Affiliates, have any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities of the Company, including through any derivative transaction described in the definition of “Beneficial Ownership” below. As used in this Agreement, the term “Voting Securities” means common stock or such other equity securities of the Company having the power to vote in the election of members of the board of directors of the Company, and shall include securities convertible into, or exercisable or exchangeable for such common stock or such other equity securities, whether or not subject to the passage of time or other contingencies, “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities and “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act. “SEC” shall mean the U.S. Securities and Exchange Commission.

6.
Confidentiality Agreement. The Company hereby agrees that the Deason Designee is permitted to and may provide confidential information subject to and in accordance with the terms of the Confidentiality Agreement. During the Standstill Period, the Board shall not adopt a policy precluding members of the Board from speaking to Deason, and if asked by any Board member, the Company will advise such Board member that he or she may speak to Deason (but subject to the Confidentiality Agreement), if they are willing to do so (but may caution them regarding specific matters, if any, that involve conflicts between the Company and Deason). “Confidentiality Agreement” means the Confidentiality Agreement, dated as of the date hereof, between the Company, the Deason Designee and Deason.

7.
Remedies; Forum and Governing Law. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8.
No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

Conduent Incorporated
100 Campus Drive
Suite 200
Florham Park, N.J. 07932
Attention: General Counsel
Email:Mike.Peffer@conduent.com

With a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Attention: Robert I. Townsend, III	O. Keith Hallam, III
Facsimile: (212) 474-3700	(212) 474-3700
Email: rtownsend@cravath.com	khallam@cravath.com

If to Deason, to:

Darwin Deason
5956 Sherry Ln, Suite 800
Dallas, TX 75225

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1185 Avenue of the Americas, 35th Floor
New York, NY 10036
Attention: James C. Woolery
Email: jwoolery@kslaw.com

and

Scott Letier
5956 Sherry Ln, Suite 800
Dallas, TX 75225
Email: sletier@deasoncap.com

11.
Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.	Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF) which together shall constitute a single agreement.

13.	Successors and Assigns. This Agreement and the rights hereunder shall not be assignable or assigned, directly or indirectly, by operation of law or otherwise, by any of the parties to this Agreement.

14.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15.
Fees and Expenses. The Company agrees that it shall reimburse Deason for all of his respective out-of-pocket fees and expenses (including legal expenses) incurred in connection with Deason’s involvement at the Company since January 1, 2018 through the date hereof, including the negotiation and execution of this Agreement. Within two business days after the date of this Agreement, the Company shall reimburse Deason for the foregoing expenses; provided, that such reimbursement shall not exceed $50,000 in the aggregate. Except as expressly provided in this Section 15, neither the Company, on the one hand, nor Deason, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

16.
Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Very truly yours,

CONDUENT INCORPORATED

By:	/s/ J. Michael Peffer
Name: J. Michael Peffer
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Shareholders Agreement between Deason and Conduent]

Accepted and agreed as of the date first written above:

DARWIN DEASON

/s/ Darwin Deason
Darwin Deason

[Signature Page to Shareholders Agreement between Deason and Conduent]

EXHIBIT A

RESIGNATION

December 18, 2018

Board of Directors
Conduent Incorporated
 100 Campus Drive
Suite 200
Florham Park, N.J. 07932

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Shareholders Agreement, dated as of December 18, 2018 between Conduent Incorporated and Darwin Deason (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective only upon, and subject to, such time as Deason (together with his controlled Affiliates) ceases to have Beneficial Ownership of at least 4.9% of the outstanding Voting Securities of the Company, I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name:

A-1